Registrant Name : Vanguard Index Funds

File Number: 811-2652

Registrant CIK Number: 0000036405

Series 4 & 5
For 77.D.


                              VANGUARD INDEX FUNDS
   SUPPLEMENT TO THE STATEMENT OF ADDITIONAL INFORMATION DATED APRIL 28, 2003

Effective May 14, 2003, the following text is added to page B-16 of the Investment Policies section in the Statement of Additional Information:

INVESTMENT POLICY RELATING TO THE SALE OF VANGUARD(R) GROWTH AND VALUE INDEX FUNDS IN JAPAN: Each Fund may borrow money for temporary or emergency purposes only in an amount not to exceed 10% of the Fund's net assets. Each Fund may borrow money through banks, reverse repurchase agreements, or Vanguard's interfund lending program only, and must comply with all applicable regulatory conditions. Each Fund may not make any additional investments whenever its outstanding borrowings exceed 5% of net assets.



























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Vanguard Marketing Corporation, Distributor.                              052003